Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 27, 2022, with respect to the financial statements and financial highlights of Nuveen California High Yield Municipal Bond Fund, Nuveen California Municipal Bond Fund, Nuveen Connecticut Municipal Bond Fund, Nuveen Massachusetts Municipal Bond Fund, Nuveen New Jersey Municipal Bond Fund and Nuveen New York Municipal Bond Fund, each a series of Nuveen Multistate Trust II, as of February 28, 2022, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

June 27, 2022